EXHIBIT 4.4
                            SENIOR SUBORDINATED NOTE

THIS NOTE WAS ISSUED WITH "ORIGINAL ISSUE DISCOUNT." THE TOTAL AMOUNT OF THE ORIGINAL ISSUE DISCOUNT IS 75.5% OF ITS PRINCIPAL AMOUNT, THE ISSUE DATE IS FEBRUARY 21, 1997, AND THE YIELD TO MATURITY ON THE ISSUE DATE IS 20.5%, COMPOUNDED QUARTERLY. FOR ADDITIONAL INFORMATION, PLEASE CONTACT ROBERT TOMLINSON, CHIEF FINANCIAL OFFICER OF OUTSOURCE INTERNATIONAL, INC. AT (954) 418-6200.

THIS NOTE AND THE INDEBTEDNESS REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR PURSUANT TO THE SECURITIES OR "BLUE SKY" LAWS OF ANY STATE. SUCH NOTE AND INDEBTEDNESS MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE ASSIGNED, EXCEPT IN ACCORDANCE WITH APPLICABLE "BLUE SKY" LAWS AND PURSUANT TO (I) A REGISTRATION STATEMENT WITH RESPECT TO SUCH NOTE AND INDEBTEDNESS WHICH IS EFFECTIVE UNDER SUCH ACT, (II) RULE 144 OR RULE 144A UNDER SUCH ACT, OR (III) ANY OTHER EXEMPTION FROM REGISTRATION UNDER SUCH ACT RELATING TO SUCH ACT, PROVIDED THAT, IF REQUESTED BY THE COMPANY, AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM AND SUBSTANCE IS FURNISHED TO THE COMPANY THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE.

                 SENIOR SUBORDINATED NOTE DUE FEBRUARY 20, 2002

$14,000,000                                                    February 21, 1997
                                                           Boston, Massachusetts

         FOR VALUE RECEIVED, the undersigned, OUTSOURCE INTERNATIONAL, INC., a Florida corporation (the "Company"), hereby promises to pay to Triumph-Connecticut Limited Partnership or to its order or to such persons as it may designate from time to time (hereinafter referred to as the "Payee") the principal sum of FOURTEEN MILLION DOLLARS ($14,000,000).

         This Note is issued pursuant to and is entitled to the benefits of the Securities Purchase Agreement (the "Agreement"), dated as of the date hereof, between the Company and the Payee. Terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

              1. MATURITY. Unless sooner prepaid or accelerated in accordance with the Agreement, the principal amount of this Note shall be repaid by the Company in two installments as follows: (a) on March 31, 2001, the Company shall pay $5,600,000 against the outstanding principal amount of this Note, and (b) on February 20, 2002, the Company shall pay $8,400,000, representing the remaining principal balance of this Note; each such payment shall be together with all accrued and unpaid interest to the date of payment and any other payments due hereunder without set-off, deduction or counterclaim.

              2. INTEREST. The Notes shall bear interest from the date of issuance until February 21 , 1999 at a rate of eleven percent (11%) per annum and thereafter at a rate of twelve and one-half percent (12.5%) per annum. Interest on the unpaid principal amount of the Notes shall be computed on the basis of a 360 day year and the actual days elapsed, and shall be payable quarterly in arrears on the last day of March, June, September, and December of each year (or, if such day is not a Business Day, then on the next Business
Day), commencing on March 31, 1997, and upon any other payment of any principal amount of the Notes.

              3. DEFAULT INTEREST AND LATE CHARGES. In the event that any principal amount of this Note is not paid within five (5) days of when due and payable (whether at stated maturity, by acceleration or otherwise), the interest rate on such principal amount shall, notwithstanding anything herein or in the Agreement to the contrary and until all principal payments on this Note have been brought current, thereafter be increased by three percent (3%) per annum to the extent legally enforceable. Any interest not paid when due and payable shall thereafter be paid, on demand by the Payee, together with interest thereon at a rate of three percent (3%) per annum in excess of the rate set forth in Section 2 of this Note.

              4. PAYMENTS. All payments of principal and interest on this Note and any other payment due hereunder or under the Agreement shall be made by the Company in accordance with the terms of the Agreement.

              5. OPTIONAL REDEMPTION. This Note may be redeemed at the option of the Company, in whole or from time to time in part, at any time and from time to time, without premium or penalty, in accordance with the terms of Section 6.5 of the Agreement.

              6. REQUIREMENT THAT THE COMPANY OFFER TO REDEEM THE NOTE FOLLOWING A CHANGE OF CONTROL. Subject to the terms and conditions of the Agreement, the Company shall become obligated to offer to redeem this Note after the occurrence of a Change of Control of the Company, in accordance with and to the extent provided in Section 6.6 of the Agreement.

              7. SUBORDINATION. This Note and the Indebtedness represented by this Note are subordinated to the Senior Indebtedness (as defined in the Agreement). To the extent provided in the Agreement, the Senior Indebtedness must be paid before this Note may be paid. The Company agrees and the Payee and each holder of this Note by accepting this Note agrees, to be bound by such subordination. No provision of the Agreement or this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal and interest on this Note at the times, places and rates, and in the currency provided.

              8. EVENTS OF DEFAULT; ACCELERATION. Upon the occurrence of an Event of Default (as defined in the Agreement), the principal amount of this Note together with all accrued interest and all other payments due hereunder or under the Agreement may be declared to be immediately due and payable in the manner and with the effect provided in the Agreement. Certain events of bankruptcy or insolvency are Events of Default which will result in this Note becoming due and payable immediately upon the occurrence of such Events of Default. Subject to the terms of the Agreement, following the occurrence of an Event of Default, the Payee may proceed to enforce and exercise its rights by suit in equity, action at law and/or other appropriate means. The Company agrees to pay on demand all reasonable costs of collection and all other reasonable costs and expenses, including without limitation reasonable attorneys' fees, incurred or paid by the Payee in enforcing or collecting this Note upon the occurrence of an Event of Default.

              9. NO WAIVERS; AMENDMENTS. No failure or delay on the part of the Company or the Payee in exercising any right, power or remedy hereunder or under the Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein and in the Agreement are cumulative and are not exclusive of any remedies that may be available to the Company or the Payee at law or in equity or otherwise. This Note may not be amended and the provisions hereof may not be waived without the prior written consent of the holders of a majority of the aggregate principal amount of the Notes outstanding at the time such action is taken by the Company.

              10.GOVERNING LAW. This Note shall be deemed to be a contract made under the laws of the State of Florida, and for all purposes shall be governed by and construed in accordance with the laws of the State of Florida without regard to principles of conflicts of laws thereof.

                  [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

         IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered as a sealed instrument at the place and on the date set forth above by the duly authorized representative of the Company.

ATTEST:                                      OUTSOURCE INTERNATIONAL, INC.

/s/ ROBERT A. LEFCORT                        By:/s/ PAUL M. BURRELL
-----------------------                         --------------------------
Robert A. Lefcort                            Name: Paul M. Burrell
                                             Title: President